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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): November 21, 1999

                               E'TOWN CORPORATION
             (Exact name of registrant as specified in its charter)



       NEW JERSEY                        1-11023               22-2596330
(State of Incorporation)         (Commission File Number)      IRS Employer
                                                               Identification
                                                               Number)


 600 South Avenue, Westfield, New Jersey                           07090
(Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (908) 654-1234


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ITEM 5.  OTHER EVENTS.

         On November 21, 1999, E'town Corporation, a New Jersey corporation (the "Company"), Thames Water Plc, a public limited company organized under the laws of England and Wales ("Thames") and Edward Acquisition Corp., a New Jersey corporation which is indirectly wholly owned by Thames ("Merger Sub"), entered into an Agreement and Plan of Merger dated as of November 21, 1999 (the "Merger Agreement"), providing for a merger transaction between the Company, Thames and Merger Sub. The Merger Agreement and the press release issued in connection therewith are filed herewith as Exhibits 2.1 and 99A, respectively, and are incorporated herein by reference. The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

         Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the "Merger"). The Company will be the surviving entity (the "Surviving Corporation"). The Merger, which was unanimously approved by the Board of Directors of the Company, is expected to occur shortly after all of the conditions to the consummation of the Merger, including the receipt of certain regulatory approvals, are met. The Company anticipates that the Merger can be consummated before the fourth quarter of 2000.

         Under the terms of the Merger Agreement, (i) each outstanding share of common stock of Merger Sub will be converted into one share of common stock of the Surviving Corporation, and (ii) each outstanding share of common stock of the Company (the "Company Common Stock") other than shares owned by the Company as treasury shares, or by Thames, will be converted into the right to receive $68.00 in cash.

         The Merger is subject to certain customary closing conditions, including the receipt of the required approval by a majority of the votes entitled to be cast by all holders of Company Common Stock, the consent or approval of the New Jersey Board of Public Utilities, and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder. A meeting of the Company's shareholders to vote upon the Merger will be convened as soon as practicable.

         The Merger Agreement contains certain covenants of the parties pending the consummation of the Merger. Generally, the Company and its subsidiaries


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must carry on their respective businesses in the ordinary course in substantially the same manner as before, preserve intact their business organizations and goodwill, keep available the services of their workforces as a group and maintain their properties and assets in as good repair and condition as at present, maintain supplies and inventories in quantities consistent with past practice and maintain their rights and franchises except for those which, if allowed to terminate or expire, would not reasonably be expected to have a material adverse effect on the Company. There are restrictions on the declaration of dividends by the Company and its subsidiaries, although the Company is permitted to declare and pay its regular quarterly dividends and, if the closing of the Merger (the "Closing") has not occurred by September 30, 2000, the Company may increase the annual rate of such dividends by not more than 3%. If the Merger does not become effective between a record date and payment date of a regular quarterly dividend, the Company may declare and pay a special dividend, at the then current quarterly rate, for the period between such payment date and the date the Merger becomes effective. The Merger Agreement also contains restrictions on issuing and repurchasing equity securities, amending the articles of organization of the Company or its subsidiaries, acquisitions, capital expenditures, dispositions, incurrence of indebtedness, making of investments, modification of employee compensation and benefits, changes in accounting methods, entering into, terminating, renewing or modifying material contracts and waiving and releasing or assigning material rights and claims of the Company and its subsidiaries against third parties. The Company also agreed not to permit Elizabethtown Water Company, the Company's principal operating subsidiary, ("Elizabethtown") to file for an increase in base rates prior to August 21, 2000 without the consent of Thames.

         The Merger Agreement prevents the Company and its subsidiaries and representatives from initiating, soliciting or encouraging, directly or indirectly, any inquiry or proposal or offer, or engaging in discussions or negotiations with, or providing confidential information to, any third party relating to a business combination proposal, and requires the Company to terminate immediately any existing discussions or negotiations and notify Thames (identifying the third party and the material terms of its proposal) of any such inquiries relating to a business combination proposal. The Company may, however, prior to the Company shareholders' approval of the Merger, engage in discussions or negotiations with, and provide information to, a third party who, without solicitation on the part of the Company or its subsidiaries, seeks to initiate discussions or negotiations, but only to the extent that (i) the third party has made an Alternative Proposal (as defined in the Merger Agreement) that in the good faith judgment of the Company's Board of Directors,


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based on advice of its financial advisors, is reasonably likely to be more favorable to the Company's shareholders than the Merger, and has demonstrated that it will have adequate sources of financing and (ii) the Company Board of Directors concludes in good faith, based upon such matters it deems relevant and the advice of outside counsel, that such actions are necessary for the Board to act in a manner consistent with its fiduciary duties to shareholders under applicable law. Prior to furnishing such information to, or entering into such discussions or negotiations with, such third party, the Company must promptly notify Thames in writing of such intention to furnish information or enter discussions or negotiations (identifying the third party and the material terms of its proposal) and enter into a confidentiality agreement with such third party. The Company may also, prior to the Company shareholders' approval, terminate the Merger Agreement to accept an Alternative Proposal (in which case, the termination fee described below would be payable). However, before so terminating, (i) the Company's Board must determine that, based on the advice of outside counsel, it is necessary, in order to act consistently with its fiduciary duties to the Company's shareholders, to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal (as defined in the Merger Agreement), (ii) the Company shall have notified Thames that it has received a Superior Proposal (identifying the third party and the material terms of its proposal) and that the Company intends to terminate the Merger Agreement, and (iii) either (A) Thames shall not have revised its proposal for the Merger within 10 days of being so notified or (B) if it has made a firm revised proposal for the Merger, the Company's Board, after receiving advice from the Company's financial advisor, shall have determined in its good faith judgment that notwithstanding a binding commitment to consummate the Merger Agreement and notwithstanding all concessions that may be offered by Thames's revised proposal, the third party's Alternative Proposal is superior to Thames's revised proposal for the Merger.

         The Merger Agreement may be terminated under certain circumstances, including: (i) by mutual written agreement of the boards of the Company and Thames; (ii) by either the Company or Thames if the Merger has not been effected on or before a date which is nine months from the date of the Merger Agreement (the "Initial Termination Date"), provided that if all conditions to closing are satisfied except for the receipt of governmental approvals, the Initial Termination Date will be extended to a date which is twelve months from the date of the Merger Agreement (the "Extended Termination Date") or until all waiting periods applicable to such governmental approvals have expired; (iii) by either the Company or Thames if the Company shareholders' approval has not been obtained at a Company Special Meeting, or any adjournments thereof; and (iv) by either the Company or Thames if any law, order, rule or regulation


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is adopted which effectively prohibits the Merger or any final order or injunction of a court permanently prohibits the Merger. In addition, the Company may terminate the Merger Agreement: (i) under certain circumstances, in order to accept an Alternative Proposal (subject to the limitations and procedures described above and to payment of the termination fee described below); or (ii) if there has been a material breach of certain of Thames's representations and warranties or a material breach by Thames of its agreements or covenants under the Merger Agreement and such breach or failure has not been cured. Thames may terminate the Merger Agreement if: (i) the Board of the Company withdraws or modifies its approval or recommendation of the Merger Agreement in any manner adverse to Thames; (ii) the Board of the Company approves or recommends an Alternative Proposal; or (iii) there has been a material breach of the Company's representations and warranties or a material breach of its agreements or covenants under the Merger Agreement and such breach or failure has not been cured.

         If the Merger Agreement is terminated on account of the material breach by a party of its representations, warranties, agreements or covenants, the breaching party will pay up to $5 million to the other party for reimbursement of documented fees and expenses. The Company will pay Thames a termination fee of $16.5 million plus up to $5 million for reimbursement of documented out-of-pocket expenses: (i) if the Company terminates the Merger Agreement because the Company's Board determines that it is necessary in order to act consistently with its fiduciary duties to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal, as described above; (ii) if, at a time when an Alternative Proposal is pending, the Merger Agreement is terminated (A) by Thames because the Company shareholders' approval was not obtained, (B) by Thames on account of the Company Board of Directors withdrawing or modifying its approval or recommendation of the Merger Agreement or approving or recommending an Alternative Proposal, or (C) by the Company on account of the Closing not having occurred by the Initial or (if applicable) the Extended Termination Date, provided, that in the case of
(ii)(A), (B) and (C), the Company enters into a definitive agreement with the party making such Alternative Proposal within one year of such termination.

         Concurrently with the execution of the Merger Agreement, the Company's President, Andrew M. Chapman, entered into an employment agreement with the Company, to be effective as of the date of Closing, pursuant to which Mr. Chapman agreed to serve as the Company's President and Chief Executive Officer for an initial period of three years, subject to the terms and conditions provided in the agreement.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     The following exhibits are filed as part of this report:

2.1 Agreement and Plan of Merger, dated as of November 21, 1999, among E'town Corporation, Thames Water Plc and Edward Acquisition Corp.

99A      Press Release dated November 22, 1999.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 1999

                                        E'TOWN CORPORATION


                                        By:    /s/ Gail P. Brady
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                                            Gail P. Brady
                                            Treasurer


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                                 EXHIBIT INDEX



EXHIBIT
NUMBER                            DESCRIPTION
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2.1      Agreement and Plan of Merger, dated as of November 21, 1999, among
         E'town Corporation, Thames Water Plc and Edward Acquisition Corp.*

99A      Press Release dated November 22, 1999.


* Disclosure schedules to the Agreement and Plan of Merger are omitted, but will be furnished supplementally to the Commission upon request.


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